As Filed with the U.S. Securities and Exchange Commission on October 21, 2024

File No. 333-265783

File No. 811-23764

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 10

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 13

AOG INSTITUTIONAL FUND

(Exact Name of Registrant as Specified in Charter)

11911 Freedom Drive, Suite 730

Reston, Virginia 20190

(Address of Principal Executive Offices, Zip Code)

1-703-757-8020

(Registrant’s Telephone Number, including Area Code)

Frederick Baerenz

AOG Wealth Management

11911 Freedom Drive, Suite 730

Reston, Virginia 20190

(Name and Address of Agent for Service)

Copy to:

Martin H. Dozier Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309 Tel: (404) 881-7000 Fax: (404) 881-7777	David Baum Alston & Bird LLP The Atlantic Building 950 F Street NW Washington, D.C. 20004 Tel: (202) 239-3300 Fax: (202) 239-3333

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box ☐

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box ☐

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

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It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to section 8(c) of the Securities Act

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐ immediately upon filing pursuant to paragraph (b)

☒ on October 25, 2024 pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐ on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒ This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐ This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:__.

☐ This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:__.

☐ This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:__.

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.

☒ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐ If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

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 AOG INSTITUTIONAL FUND

EXPLANATORY NOTE

This Post-Effective Amendment No. 10 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until October 25, 2024, the effectiveness of the registration statement for AOG Institutional Fund (the “Fund”), filed in Post-Effective Amendment No. 4 (“PEA No. 4”) on April 19, 2024, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 4 by means of this filing, Parts A, B and C of PEA No. 4 are incorporated herein by reference.

PART A – PROSPECTUS

 The Prospectus for the Fund is incorporated herein by reference to Part A of PEA No.4

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the Fund is incorporated herein by reference to Part B of PEA No.  4.

PART C – OTHER INFORMATION

The Part C for the Fund is incorporated herein by reference to Part C of PEA No. 4.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston in the State of Virginia on the 21st day of October, 2024.

AOG INSTITUTIONAL FUND

By: /s/ Frederick Baerenz

Name: Frederick Baerenz

Title: Trustee, President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Frederick Baerenz	Trustee, President and Principal Executive Officer	October 21, 2024
Frederick Baerenz

/s/ Peter Sattelmair	Treasurer and Principal Financial Officer	October 21, 2024
Peter Sattelmair

/s/ Michelle Whitlock*	Trustee	October 21, 2024
Michelle Whitlock

/s/ Maureen E. O’Toole*	Trustee	October 21, 2024
Maureen E. O’Toole
/s/ John Grady*	Trustee	October 21, 2024
John Grady

/s/ Betsy Cochrane*	Trustee	October 21, 2024
Betsy Cochrane

* Power of Attorney

*By: /s/ Frederick Baerenz

Frederick Baerenz

Attorney-in-Fact

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